Exhibit 23.2

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Delek Logistics Partners, LP for the registration of 14,000,000 common units representing limited partner interests and to the incorporation by reference therein of our report dated June 10, 2020, with respect to the financial statements of Big Spring Gathering System, included in Delek Logistics Partners, LP’s Current Report on Form 8-K/A dated June 11, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
August 20, 2020